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[LOWE'S LOGO]
Home Improvement Warehouse
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February 26, 2001
For 6:30 a.m. release

Contacts: Shareholders'/Analysts' Inquiries:  Media Inquiries:
          Marshall Croom    336-658-4022      Chris Ahearn
          Carson Anderson   336-658-4385      336-658-7387

                 LOWE'S REPORTS RECORD EARNINGS FOR FISCAL 2000

   -- Fiscal 2000 Diluted Earnings Per Share Increased 21 Percent to $2.11 --

              -- Fiscal 2000 Net Earnings Increased 20 Percent --

         -- Fiscal 2000 Sales Increased 18 Percent to $18.8 Billion --

WILKESBORO, N.C.   - Lowe's Companies, Inc. (NYSE: LOW), the world's second
largest home improvement retailer, today reported fiscal 2000 diluted earnings per share of $2.11, an increase of 20.6 percent over the prior year. Net earnings in fiscal 2000 increased 20.4 percent to $809.9 million. Prior year results include a one-time charge of $0.04 per share for costs related to the merger with Eagle Hardware and Garden, Inc. on April 2, 1999. Excluding the one-time charge, diluted earnings per share increased 17.9 percent over the same period a year ago and net earnings increased 17.4 percent.

Sales for the year ended February 2, 2001 totaled $18.8 billion - an 18.1 percent increase over the prior year. Comparable store sales for fiscal 2000 were 1.2 percent.

For the fourth quarter ended February 2, 2001, diluted earnings per share were $0.37 and net earnings totaled $140.8 million. Fourth quarter sales for the 14 week period ending February 2, 2001 increased 19.9 percent to $4.5 billion compared against the 13 week period ending January 28, 2000. Comparable store sales for the fourth quarter decreased by 3.0 percent.

"In a robust economy, all retailers rise. But when the economy slows, the companies with solid fundamentals, strategic vision, discipline, and outstanding employees build a stronger foundation for the future," explained Robert L. Tillman, Lowe's chairman and CEO. "It is because of the efforts of our nearly 100,000 associates that Lowe's has achieved another record-setting year. Their outstanding service will strengthen the relationships we have built with our customers making Lowe's the store of choice within the home improvement industry."

During the quarter, Lowe's opened 37 new stores, including eight relocations of older, smaller stores. Three older, smaller stores were closed. For the year, Lowe's opened 100 new retail stores, including 20 relocations. Seven stores were closed in the year. At the end of the fiscal year, Lowe's operated 650 stores in 40 states representing 67.8 million square feet, a 19% increase over last year.
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A conference call to discuss fiscal 2000 results is scheduled for today (Monday,
February 26) at 9:00 a.m. EST. Please dial 719-457-2621 (confirmation code 762180) to participate. A webcast of the call will take place simultaneously and can be accessed by visiting Lowe's website at www.lowes.com and clicking on About Lowe's, Investor Information, Earnings Releases. A replay of the call will be archived on www.lowes.com for 48 hours.

Lowe's Business Outlook

This outlook is based on current expectations and includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

First Quarter 2001 (comparisons to first quarter 2000)
o  The company expects to open 30 to 35 stores in the first quarter
o A total sales increase of approximately 20 percent is expected in the first quarter
o The company expects to report flat to slightly negative comparable store sales for the quarter
o Gross margin is expected to improve 20 to 30 basis points on a year over year basis
o The company expects flat to slight leverage in SG&A expenses as a percent of sales on a year over year comparison
o  Store opening costs are expected to be approximately $35 to $37 million
o  Total expense de-leverage of approximately 20 to 30 basis points is expected
o Diluted earnings per share of $0.56 to $0.58 are expected for the first quarter
o Lowe's first quarter ends on May 4, 2001 with operating results to be publicly released on Monday, May 21, 2001

Second Quarter 2001 (comparisons to second quarter 2000)
o  The company expects to open 25 to 30 stores in the second quarter
o Total sales are expected to increase approximately 15 percent for the quarter ending August 3, 2001
o The company expects to report flat to slightly positive comparable store sales
o Gross margin is expected to improve 40 to 50 basis points in the second quarter of 2001
o Operating margin, defined as pre-tax earnings plus store opening costs and interest expense, is expected to increase by 20 to 30 basis points
o Diluted earnings per share of $0.81 to $0.83 are expected for the second quarter

Fiscal Year 2001 (comparisons to fiscal year 2000)
o The company expects to open 115 to 120 stores in 2001 reflecting total 2001 square footage growth of 18 to 20 percent
o Total sales are expected to increase approximately 17 to 19 percent for the 52 weeks in 2001 versus the 53 weeks in 2000
o The company expects to report a comparable store sales increase of 2 to 4 percent
o  Gross margin is expected to improve 20 to 30 basis points
o  Operating margin is expected to increase by 20 to 30 basis points
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o  Diluted earnings per share of $2.45 to $2.50 are expected for the fiscal year ending February 1, 2002

Outlook for 2002 - 2003
o  The company expects total sales growth of approximately 20 percent per year
o  Square footage is expected to increase 18 to 20 percent per year
o  A comparable store sales increase of 4 to 6 percent is expected
o  Annual gross margin improvements of 20 to 25 basis points are expected
o  Operating margin is expected to increase by 25 to 30 basis points per year
o  Earnings per share are expected to increase 20 to 22 percent annually


This news release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Possible risks and uncertainties regarding these statements include, but are not limited to, the direction of general economic trends, as Lowe's expands into major metropolitan markets, the availability of real estate for expansion and its successful development may lengthen the timelines for store openings, the availability of sufficient labor to facilitate growth, fluctuations in prices and availability of product, unanticipated increases in competition and weather conditions that affect sales.



Lowe's Companies, Inc. is the world's second largest home improvement retailer. Headquartered in Wilkesboro, N.C., Lowe's is the 15th largest retailer in the U.S. as well as the 34th largest retailer worldwide. With approximately 100,000 employees, Lowe's is Improving Home Improvement for nearly five million do-it-yourself retail and commercial business customers each week. For more information, or product, visit or shop us at lowes.com.

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